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                                                               Exhibit (d)(xxii)


                       AMENDMENT TO SUB-ADVISORY AGREEMENT

      This amendment (the "Amendment") to the Sub-Advisory Agreement is made as of March 11, 2004 by and between Charles Schwab Investment Management, Inc. ("CSIM") and TAMRO Capital Partners LLC (the "Sub-Adviser");

      WHEREAS, CSIM and the Sub-Adviser have entered into a Sub-Advisory Agreement dated February 6, 2004; and

      WHEREAS, CSIM and the Sub-Adviser desire to amend certain provisions of the Agreement to reflect amendments by the U.S. Securities and Exchange Commission (the "SEC") to Rules 10f-3, 12d3-1 and 17e-1 and adoption of new Rule 17a-10 under the Investment Company Act of 1940.

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties agree as follows:

      Sub-section (a) of Section 2. "Duties of sub-adviser" is hereby deleted and replaced with the following:

      (a) Subject to supervision of the Company, the Board of Trustees ("Trustees") and CSIM (collectively, "Fund Parties"), Sub-Adviser shall be responsible for managing the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash, and shall not be responsible for providing investment advice to any other portion of a Fund. In performance of its duties and obligations under this Agreement, Sub-Adviser shall not consult with any other sub-adviser to a Fund concerning the Managed Assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder. Sub-Adviser will use same skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser's activities that Fund Parties are required to maintain, and regular reports concerning Sub-Adviser's performance of the Services.

      Except as expressly superseded or modified by this Amendment, the terms and provisions of the Sub-Advisory Agreement shall continue to apply with full force and effect.
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                                                               Exhibit (d)(xxii)


      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of date first above written.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

      /S/ STEPHEN B. WARD
------------------------------
By:     Stephen B. Ward
Title:  Senior Vice President

TAMRO CAPITAL PARTNERS LLC

      /S/ RONALD A. MARSILIA
------------------------------
By:     Ronald A. Marsilia
Title:  CEO